Exhibit 16.1

September 22, 2025

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Blue Star Foods Corp. to be filed with the Securities and Exchange Commission on or about September 22, 2025. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas